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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

              UNION PACIFIC RESOURCES ANNOUNCES PLANS TO INSTITUTE
                     TWO EMPLOYEE STOCK OWNERSHIP PROGRAMS

         Fort Worth, TX -- (SEPTEMBER 20, 1996) -- Union Pacific Resources Group Inc., today announced that it plans to institute two stock ownership programs for the benefit of its employees.

         On October 1, 1996, under a Broad-Based Stock Ownership Program, the Company will grant to all eligible employees annual awards of retention stock or stock options.

         The Company also will establish an Employee Stock Ownership Plan
(ESOP). This program will prefund the Company's matching contributions of UPR common stock under the Company's Employee Thrift Plan. The size of the ESOP will be approximately $100 million of newly-issued UPR common stock.

         "Both of these programs are designed to align employees' interests with those of shareholders by making owners out of employees," said Jack L. Messman, president and chief executive officer, UPR.

         Union Pacific Resources Group Inc. (NYSE-UPR) had approximately 250 million shares outstanding as of June 30, 1996, and is one of the nation's largest independent oil and gas exploration and production companies. The company is the nation's #1 driller and currently is majority-owned by Union Pacific Corporation (NYSE-UNP) of Bethlehem, PA. Union Pacific Corporation has announced it intends to distribute its remaining shares of UPR common stock via a special tax-free stock dividend payable October 15, 1996.